Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Raymond James Financial, Inc.:

We consent to the use of our reports dated November 25, 2014, with respect to the consolidated statements of financial condition of Raymond James Financial, Inc. and subsidiaries as of September 30, 2014 and 2013, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows, and notes thereto, for each of the years in the three-year period ended September 30, 2014, and the effectiveness of internal control over financial reporting as of September 30, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

May 22, 2015
Tampa, Florida
Certified Public Accountants